Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Completes Sale of Korean Subsidiary to KB Synthetics

RACINE, WI, December 23, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that it has completed the previously announced sale of Modine Korea LLC, its Korean-based vehicular HVAC business, to KB Synthetics based in Daegu, South Korea.

Commenting on the transaction, Thomas F. Marry, Modine Regional Vice President – Asia and Commercial Products, said, “We are pleased to have concluded the sale of Modine Korea to KB Synthetics.  We are grateful for the efforts of both the Modine Korea and KB Synthetics organizations to move this to completion. We wish the company much success and would like to express our appreciation to the customers and employees of Modine Korea for their support, both in the past and during the transition of the business ownership.”

Modine expects that it will continue to be active in the Korean market with its advanced powertrain cooling and engine products following an orderly transition period with KB Synthetics.  With this sale, Modine nears completion of its strategic decision to exit the passenger thermal management (passenger compartment HVAC) market.

About Modine
Modine, with fiscal 2009 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, commercial heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,000 people at 32 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements accompanied by the phrase “expects” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine’s actual performance may differ materially from those expressed or implied in these statements because of risks and uncertainties, including but not limited to the successful transfer of powertrain cooling and engine products from Modine Korea to Modine and those described under "Risk Factors" in Item 1A of Part I of Modine’s Annual Report on Form 10-K for the year ended March 31, 2009 and under Forward-Looking Statements in Item 7 of Part II of that same report, as revised by Exhibit 99.1 to Modine’s Current Report on Form 8-K dated September 15, 2009, and under Forward-Looking Statements in Item 2 of Part I of Modine’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009.  The company does not assume any obligation to update any forward-looking statements.

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